Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

December 18, 2017

Board of Directors
Sun BioPharma, Inc.

712 Vista Boulevard #305

Waconia, MN 55387

Ladies and Gentlemen:

We are acting as counsel to Sun BioPharma, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) up to $11,500,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) warrants to purchase shares of Common Stock up to an amount equal to fifty percent (50%) of that same number of Shares (iii) warrants to purchase shares of Common Stock up to an amount equal to five percent (5%) of that same number of Shares to be issued to the Representative (as defined below) (collectively, the “Warrants”), and (iv) the shares of Common Stock underlying the Warrants (the “Warrant Shares”) all to be offered and sold pursuant to the registration statement on Form S-1 (Registration No. 333-220747), filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), and the related prospectus that forms a part of and is included in the Registration Statement (the “Prospectus”).

The Shares and Warrants are to be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into between the Company and Aegis Capital Corp., as representative to the underwriters named therein (the “Representative”), the form of which has been filed as Exhibit 1.1 to the Registration Statement. The forms of Warrants have been filed as Exhibits 4.1 and 4.2 to the Registration Statement.

In connection with the foregoing representation, we have examined and relied upon the Company’s Certificate of Incorporation, as amended, its Amended and Restated By-Laws and such other documents, including the Registration Statement, the Prospectus, the form of Underwriting Agreement, and the forms of Warrants, and have reviewed such matters of law as we have deemed necessary for this opinion.

Based upon and subject to the foregoing and the qualifications, assumptions and limitations set forth in Annex I attached hereto, we are of the opinion that:

1.           The Shares, when issued and sold in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.           The Warrants, when duly executed and delivered by the Company and when sold in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealings.

Board of Directors

Sun BioPharma, Inc.

December 18, 2017

3.           The Warrant Shares, when issued and delivered upon exercise of the Warrants against payment of the exercise price of such Warrant Shares contemplated by the Warrants, in accordance with their terms and in accordance with the Registration Statement and the Prospectus, and when, if issued as certificated shares, certificates representing such shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or, if issued as uncertificated shares, upon registration by the Company’s transfer agent/registrar, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:     /s/ Joshua L. Colburn
  Joshua L. Colburn

Board of Directors	Annex I

Sun BioPharma, Inc.

December 18, 2017

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)     We have relied, as to certain relevant facts, upon representations made by the Company in the Underwriting Agreement and the Warrants, the assumptions set forth in paragraph (d) below as to the matters referred therein, and upon certificates of, and information provided by, public officials or officers and employees of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b)     Our opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.

(c)     We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in the Warrants.

(d)     We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to the Warrants and the other agreements and instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Warrants and other agreements and instruments enforceable against it; (iii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iv) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter (the “Opining Jurisdictions”); and (v) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

(e)     Without limiting any other qualifications set forth herein, the opinions expressed in the accompanying opinion letter regarding the enforceability of the Warrants are subject to the effect of generally applicable laws that (i) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (ii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (iii) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (iv) limit the availability of a remedy under certain circumstances where another remedy has been elected; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; or (ix) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation).

(f)     We express no opinion as to the enforceability or effect in the Warrants of (i) any usury or fraudulent transfer or conveyance “savings” provision; (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (iii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or administrative rights; or (iv) any provision that provides for rights or remedies upon a change in composition of the board of directors of any party.

Board of Directors

Sun BioPharma, Inc.

December 18, 2017

(g)     The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

(h)     The opinions expressed herein do not address compliance with fiduciary duty and conflict of interest requirements.